SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2002 (Amending the Report on Form 8-K filed January 3, 2003, as amended February 14, 2003)

Progress Software Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-19417	04-2746201

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Oak Park, Bedford, MA 01730

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 280-4000

(Former name or former address, if changed since last report)

Item 7 (b) Pro Forma Financial Information
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet November 30, 2002
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations Year Ended November 30, 2002
Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
SIGNATURE

Amendment No. 2 to Current Report on Form 8-K/A

Progress Software Corporation (“Progress”) hereby amends its Current Report on Form 8-K filed on January 3, 2003, as amended on February 14, 2003, to incorporate Item 7(b) Pro Forma Financial Information.

Item 7 (b) Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Consolidated Financial Information

     The following unaudited pro forma condensed combined consolidated balance sheet as of November 30, 2002 and the unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended November 30, 2002 are based on the historical financial statements of Progress Software Corporation (PSC or the Company) and eXcelon Corporation (eXcelon) and give effect to the acquisition of eXcelon by PSC on December 19, 2002 as a purchase given the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

     The unaudited pro forma condensed combined consolidated balance sheet as of November 30, 2002 is presented to give effect to the acquisition of eXcelon as if it occurred on November 30, 2002 and, due to different fiscal period ends, combines the historical balance sheet for PSC at November 30, 2002 and the historical balance sheet of eXcelon at September 30, 2002. The unaudited pro forma condensed combined consolidated statement of operations of PSC and eXcelon for the fiscal year ended November 30, 2002 is presented as if the acquisition had taken place on December 1, 2001 and, due to different fiscal period ends, combines the historical results of PSC for the fiscal year ended November 30, 2002 and the historical results of eXcelon for the twelve months ended September 30, 2002.

     The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of PSC that would have been reported had the acquisition been consummated as of the dates presented, and should not be taken as representative of future operating results or financial position of PSC. The pro forma adjustments are based upon available information and assumptions that PSC believes are reasonable under the circumstances.

     The unaudited pro forma condensed combined consolidated financial information has been prepared based on preliminary estimates of the fair values of assets acquired from eXcelon as determined by a third party appraiser. The impact of ongoing integration activities and adjustments to fair value of acquired net tangible and intangible assets of eXcelon could cause material differences in the information presented.

     The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the historical consolidated financial statements of Progress Software Corporation included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2002 and of eXcelon Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
November 30, 2002

(In thousands)
	Historical	Historical	Pro Forma		Pro Forma
	PSC	eXcelon	Adjustments		Combined

Assets
Current assets:
Cash and equivalents	$117,425	$13,745	$(28,040	) (A)	$103,130
Short-term investments	59,768	—			59,768
Accounts receivable	48,676	6,198			54,874
Other current assets	18,959	3,222			22,181

Total current assets	244,828	23,165	(28,040)		239,953

Property and equipment, net	34,045	3,569	(733	) (B)	36,881
Goodwill and net intangible assets	4,900	701	18,368	(C)	23,969
Other assets	6,393	3,155	8,852	(D)	18,400

Total	$290,166	$30,590	$(1,553)		$319,203

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,717	$4,528			$14,245
Accrued compensation and related taxes	21,788	1,211			22,999
Income taxes payable	6,785	—			6,785
Other accrued liabilities	12,509	6,189	11,450	(E)	30,148
Deferred revenue	66,404	6,679	(720	)(F)	72,363

Total current liabilities	117,203	18,607	10,730		146,540
Shareholders’ equity	172,963	11,983	(12,283	)(G)	172,663

Total	$290,166	$30,590	$(1,553)		$319,203

See notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations
Year Ended November 30, 2002

(In thousands, except per share data)
	Historical	Historical	Pro Forma		Pro Forma
	PSC	eXcelon	Adjustments		Combined

Revenue:
Software licenses	$93,468	$13,628			$107,096
Maintenance and services	179,655	28,195			207,850

Total revenue	273,123	41,823			314,946

Costs and expenses:
Cost of software licenses	10,751	372			11,123
Cost of maintenance and services	56,934	17,730			74,664
Sales and marketing	105,068	23,171	$(366	) (I)	127,873
Product development	42,113	11,409			53,522
General and administrative	30,033	8,351			38,384
Impairment, restructuring and other charges	—	60,028			60,028
Amortization of acquired intangibles	—	—	1,750	(H)	1,750

Total costs and expenses	244,899	121,061	1,384		367,344

Income (loss) from operations	28,224	(79,238)	(1,384)		(52,398)
Other income, net	1,186	324	(960	) (J)	550

Income (loss) before provision for income taxes	29,410	(78,914)	(2,344)		(51,848)
Provision for income taxes	8,823	—	(24,377	) (K)	(15,554)

Net income (loss)	$20,587	$(78,914)	$22,033		$(36,294)

Earnings (loss) per share:
Basic	$0.58				$(1.02)
Diluted	$0.54				$(1.02)

Weighted average shares outstanding:
Basic	35,419				35,419
Diluted	38,132				35,419

See notes to unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

Note 1: Basis of Presentation and Purchase Price Allocation

The information presented includes the historical results of Progress Software Corporation (PSC or the Company) as of and for the fiscal year ended November 30, 2002 and the historical results of eXcelon Corporation (eXcelon) as of and for the twelve months ended September 30, 2002.

The purchase price of the Company’s acquisition of eXcelon included in the pro forma financial information was allocated based on the preliminary estimate of the fair value of the assets and liabilities of eXcelon as of the date of acquisition. Estimated expenses related to the acquisition of eXcelon of approximately $11.5 million are for professional fees and other direct expenses including employee severance and facilities closure, were recorded on the date of acquisition and have been included in the allocation of the purchase price. The estimated total purchase price for eXcelon is as follows:

(In thousands)
Cash consideration paid	$24,028
Estimated restructuring and exit costs	10,800
Estimated direct transaction costs	650

Total estimated purchase price	$35,478

Allocation of the purchase price for the acquisition of eXcelon was based on an estimate of the fair value of the assets acquired and liabilities assumed based on a preliminary independent appraisal. The allocation of the purchase price is subject to revision based on the final determination of appraised and other fair values. The preliminary purchase price allocation is as follows:

(In thousands)
Net tangible assets	$6,957
Deferred taxes	9,152
Intangible assets	8,100
Goodwill	10,969
In-process research and development	300

Total preliminary purchase price allocation	$35,478

Deferred taxes relate to previously unrecognized net operating loss carryforwards and assets with a tax basis in excess of book of eXcelon, partially offset by the deferred tax liability related to the amortizable intangible assets and in process research and development. Purchased technology will be amortized over 3 to 6 years. Other amortizable identified intangible assets will be amortized over 1 to 5 years.

The Company applied the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets” with respect to the acquisition of eXcelon on December 19, 2002 (the date of acquisition). As part of the application of SFAS No. 141, the Company recognized identifiable intangible assets separate from goodwill and has recognized amortization expense on these intangible assets. The Company recognized goodwill, which is not being amortized, but rather will be evaluated for impairment of the goodwill’s value on a periodic basis but not less than once a year.

The in-process research and development (“IPR&D”) charge of $0.3 million was expensed when the acquisition was consummated because the technological feasibility of the IPR&D had not been achieved and no alternate future uses have been established. Research and development costs to bring the acquired products to technological feasibility are not expected to have a material impact on the Company’s future results of operations or cash flows.

Note 2: Pro Forma Adjustments

The unaudited pro forma condensed combined consolidated balance sheet includes the adjustments necessary to give effect to the merger as if it had occurred on November 30, 2002 and to reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed as described in Note 1. There were no intercompany balances or transactions between PSC and eXcelon. No pro forma adjustments were required to conform eXcelon’s accounting policies to PSC’s accounting policies. Adjustments included in the unaudited pro forma condensed combined consolidated balance sheet are summarized as follows:

(A) Adjustments to record the cash consideration paid and the change in eXcelon’s cash balances from September 30, 2002 to the date of the acquisition, reconciled as follows:

(In thousands)
Cash consideration paid	$(24,028)
Reduction in eXcelon cash balances from Sep. 30, 2002 to Dec. 19, 2002	(4,312)
Less: Cash paid for 94,425 shares of eXcelon owned by PSC	300

$(28,040)

(B) Adjustment to record property and equipment at estimated fair value.

(C) Adjustments to reflect preliminary fair value of goodwill and identifiable intangible assets as follows:

(In thousands)
Intangible assets	$8,100
Goodwill	10,969
Less: Historical eXcelon intangible assets	(701)

$18,368

(D) Adjustments to other assets as follows:

(In thousands)
Deferred taxes	$9,152
Investment in eXcelon as of November 30, 2002	(300)

$8,852

(E) Adjustments to other accrued liabilities for the direct costs of the transaction and the restructuring and exit costs.

(F) Adjustment to record deferred revenue at estimated fair value.

(G) Adjustments to shareholders’ equity as follows:

(In thousands)
Record the estimated fair value of in-process research and development	$(300)
Eliminate eXcelon’s historical common stock and paid-in capital	(161,908)
Eliminate eXcelon’s historical retained deficit	149,925

$(12,283)

The unaudited pro forma condensed combined consolidated statements of operations include the adjustments necessary to give effect to the merger as if it had occurred on December 1, 2001. The unaudited pro forma condensed combined consolidated statement of operations excludes the charge for in-process research and development as this is excluded under current pro forma preparation rules.

(H) Adjustment to record annual amortization expense of acquired intangibles. The pro forma adjustment represents estimated amortization of identifiable intangible assets with finite lives that would have been recorded during the year covered by the pro forma combined condensed statements of operations relating to the acquisition of eXcelon. The identifiable intangible assets are being amortized over periods ranging from one to six years.

(I) Adjustment to record the decrease in estimated annual depreciation expense.

(J) Adjustment to reflect the reduction in interest income due to decreased cash and cash equivalents balances reflected as if the cash paid for the acquisition of eXcelon was paid on December 1, 2001. The adjustment reflects an interest rate of 4%.

(K) Adjustment to reflect the change in income tax expense due to the changes in pro forma income before provision for income taxes. The adjustment assumes that the acquisition of eXcelon did not have a material impact on the effective tax rate for the year covered in the unaudited pro forma condensed combined consolidated statement of operations and that PSC would not require a valuation allowance against the net operating loss. Actual effective tax rates may differ from pro forma rates reflected in this unaudited pro forma combined condensed financial information.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS SOFTWARE CORPORATION (Registrant)

Date: March 4, 2003	/s/ Norman R. Robertson

Norman R. Robertson Senior Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)